Exhibit 99.1

USANA Health Sciences Reports Record Second Quarter Results and Reiterates Growth Outlook for FY 2021

SALT LAKE CITY--(BUSINESS WIRE)--July 27, 2021--USANA Health Sciences, Inc. (NYSE: USNA) today announced record financial results for its fiscal second quarter ended July 3, 2021.

Key Financial & Operating Highlights

  Second quarter net sales increased 30.1% year-over-year to a record $336.8 million.
  Second quarter diluted EPS increased 41.7% year-over-year to $1.87.
  Active Customers increased 8.8% year-over-year to a record 652,000.
  Reiterates 2021 net sales and diluted EPS outlook.

Q2 2021 Financial Performance

Consolidated Results
Net Sales	$336.8 million	+30.1% vs. prior-year quarter +20.3% constant currency vs. prior-year quarter +$25.2 million YOY FX impact, or +9.8%
Diluted EPS	$1.87	+41.7% vs. prior-year quarter Diluted shares of 20.4 million, -3.2%
Active Customers	652,000	+8.8% vs. prior-year quarter

“Strong consumer demand for our high-quality health products, coupled with the execution of our previously announced short-term sales program, contributed to our record net sales and customer numbers for the second quarter,” said Kevin Guest, Chief Executive Officer and Chairman of the Board. “Our-top line performance was driven by strong double-digit, year-over-year sales growth in each of our regions including a 16.5% increase in the Americas and Europe region and a 33.3% increase in the Asia Pacific region.

Q2 2021 Regional Results:

Asia Pacific Region
Net Sales	$279.0 million	+33.3% vs. prior-year quarter Constant currency net sales: +23.0% 82.8% of consolidated net sales
Active Customers	513,000	+10.8% vs. prior-year quarter +8.6% sequentially
Asia Pacific Sub-Regions
Greater China
Net Sales	$165.4 million	+33.4% vs. prior-year quarter Constant currency net sales: +22.5%
Active Customers	303,000	+9.0% vs. prior-year quarter +9.8% sequentially
North Asia
Net Sales	$37.4 million	+44.8% vs. prior-year quarter Constant currency net sales: +33.6%
Active Customers	66,000	+17.9% vs. prior-year quarter +11.9% sequentially
Southeast Asia Pacific
Net Sales	$76.1 million	+28.0% vs. prior-year quarter Constant currency net sales: +19.2%
Active Customers	144,000	+11.6% vs. prior-year quarter +5.1% sequentially
Americas and Europe Region
Net Sales	$57.9 million	+16.5% vs. prior year Constant currency net sales: +9.2% 17.2% of consolidated net sales
Active Customers	139,000	+2.2% vs. prior year -4.1% sequentially

Mr. Guest added, “We continue to execute our strategy to enhance the overall shopping experience for customers in all of our markets and made further progress on this initiative during the quarter. Additionally, the rollout of our Active Nutrition line, which was introduced in late March, is proceeding according to plan. As we look ahead to the second half of the year, we are seeing a more challenging operating environment in several markets due to escalating conditions related to the COVID-19 pandemic. We believe, however, that the successful execution of our strategy will deliver long-term sustainable growth.”

Balance Sheet and Share Repurchase Activity

The Company ended the quarter with $265 million in cash and cash equivalents and no debt after repurchasing 304,000 shares for $29.7 million. Diluted shares outstanding totaled 20.4 million during the second quarter of 2021 and there was approximately $51 million remaining under the existing share repurchase authorization as of July 3, 2021.

Fiscal 2021 Outlook

The Company is reiterating its consolidated net sales and earnings per share outlook for fiscal year 2021.

Fiscal Year 2021 Outlook
Range
Consolidated Net Sales	$1.24 - $1.28 billion
Diluted EPS	$6.15 - $6.50

The Company maintains a 52/53-week fiscal year. Fiscal 2020 was a 53-week year and included one additional week of sales in the fourth quarter of 2020 compared to Fiscal 2021.

Doug Hekking, Chief Financial Officer, said, “Our record second quarter results, highlighted by robust sales and earnings-per-share growth, were in-line with management’s expectations and were driven, in large part, by the sales program offered during the quarter. A similar sales program was offered during the third quarter of 2020, which was also very successful. Note that the timing of the 2020 sales program, as well as the additional week of sales in the fourth quarter of 2020, create a challenging comparable for us in the back half of 2021. Nevertheless, we continue to believe that 2021 will be another record year for USANA.”

Management Commentary Document and Conference Call

For more information on the USANA’s operating results, please see the Management Commentary document, which has been posted on the Company’s website (http://ir.usana.com) under the Investor Relations section. USANA’s management team will hold a conference call and webcast to discuss today’s announcement with investors on Wednesday, July 28, 2021 at 11:00 AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://ir.usana.com. The call will consist of brief opening remarks by the Company’s management team, followed by a questions and answers session.

Non-GAAP Financial Measures

The Company prepares its financial statements using U.S. generally accepted accounting principles (“GAAP”). Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates (“FX”) and help facilitate period-to-period comparisons of the Company’s Financial Results that we believe provide investors an additional perspective on trends and underlying business results. Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

About USANA

USANA develops and manufactures high-quality nutritional supplements, functional foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including: uncertainty related to the magnitude, scope and duration of the impact of the COVID-19 pandemic (“COVID-19”) to our business, operations and financial results; the further spread of, and regulatory measures or voluntary actions that may be put in place to limit the spread of, COVID-19 in the markets where we operate, including restrictions on business operations, shelter at home, or social distancing requirements; the potential for a resurgence of COVID-19 spread in any of our markets in the future; the impact of COVID-19 on the domestic and world economies, including any negative impact on discretionary spending, consumer demand, and consumer behavior in general; regulatory risk in China in connection with the health products and direct selling business models; regulatory risk in the United States in connection with the direct selling business model; potential negative effects of deteriorating foreign and/or trade relations between the United States and China; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; global economic conditions generally; reliance upon our network of independent Associates; risk associated with governmental regulation of our products, manufacturing and direct selling business model; adverse publicity risks globally; risks associated with our international expansion and operations; and uncertainty relating to the fluctuation in U.S. and other international currencies. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this press release set forth our beliefs as of the date hereof. We do not undertake any obligation to update any forward-looking statement after the date hereof or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

USANA Health Sciences, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Six Months Ended
	3-Jul-21	27-Jun-20	3-Jul-21	27-Jun-20

Net sales	$336,837	$258,991	$644,813	$525,610
Cost of sales	57,014	47,674	114,665	93,733
Gross profit	279,823	211,317	530,148	431,877

Operating expenses
Associate incentives	153,863	110,852	288,358	226,921
Selling, general and administrative	72,240	60,879	143,873	126,358

Earnings from operations	53,720	39,586	97,917	78,598

Other income (expense)	590	393	729	544
Earnings before income taxes	54,310	39,979	98,646	79,142

Income taxes	16,076	12,002	29,791	24,613

NET EARNINGS	$38,234	$27,977	$68,855	$54,529

Earnings per share - diluted	$1.87	$1.32	$3.31	$2.56
Weighted average shares outstanding - diluted	20,446	21,129	20,771	21,340

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of	As of
ASSETS	3-Jul-21	2-Jan-21
Current Assets
Cash and cash equivalents	$265,368	$311,917
Inventories	89,587	90,224
Prepaid expenses and other current assets	26,551	23,145
Total current assets	381,506	425,286

Property and equipment, net	97,849	100,445
Goodwill	17,467	17,367
Intangible assets, net	30,489	30,796
Deferred income taxes	5,486	4,640
Other assets	58,652	62,353
Total assets	$591,449	$640,887

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$13,144	$18,195
Other current liabilities	139,856	149,878
Total current liabilities	153,000	168,073

Deferred income taxes	4,806	12,009
Other long-term liabilities	15,020	19,155

Stockholders' equity	418,623	441,650
Total liabilities and stockholders' equity	$591,449	$640,887

USANA Health Sciences, Inc.
Sales by Region
(unaudited)
(in thousands)

	Quarter Ended
	July 3, 2021		June 27, 2020		Change from prior year		Currency impact on sales	% change excluding currency impact

Asia Pacific
Greater China	$165,416	49.1%	$124,001	47.9%	$41,415	33.4%	$13,459	22.5%
Southeast Asia Pacific	76,101	22.6%	59,459	22.9%	16,642	28.0%	5,225	19.2%
North Asia	37,438	11.1%	25,852	10.0%	11,586	44.8%	2,906	33.6%
Asia Pacific Total	278,955	82.8%	209,312	80.8%	69,643	33.3%	21,590	23.0%

Americas and Europe	57,882	17.2%	49,679	19.2%	8,203	16.5%	3,610	9.2%

	$336,837	100.0%	$258,991	100.0%	$77,846	30.1%	$25,200	20.3%

Active Associates by Region(1)
(unaudited)

	As of
	July 3, 2021		June 27, 2020

Asia Pacific
Greater China	88,000	29.3%	93,000	32.3%
Southeast Asia Pacific	104,000	34.7%	94,000	32.6%
North Asia	42,000	14.0%	37,000	12.9%
Asia Pacific Total	234,000	78.0%	224,000	77.8%

Americas and Europe	66,000	22.0%	64,000	22.2%

	300,000	100.0%	288,000	100.0%

Active Preferred Customers by Region (2)
(unaudited)

	As of
	July 3, 2021		June 27, 2020
Asia Pacific
Greater China	215,000	61.1%	185,000	59.5%
Southeast Asia Pacific	40,000	11.4%	35,000	11.3%
North Asia	24,000	6.8%	19,000	6.1%
Asia Pacific Total	279,000	79.3%	239,000	76.9%

Americas and Europe	73,000	20.7%	72,000	23.1%

	352,000	100.0%	311,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased from us any time during the most recent three-month period, either for personal use or resale.
(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased from us any time during the most recent three-month period. China utilizes a Preferred Customer program that has been implemented specifically for that market.

Contacts

Investor contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@us.usana.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280